[To be filed with the State of Delaware prior to any closing in this Offering]

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES B PREFERRED STOCK OF

WIZARD ENTERTAINMENT, INC.

WIZARD ENTERTAINMENT, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by resolutions adopted to be effective on October 30, 2019, duly determined that 500,000 of the 5,000,000 authorized shares of Preferred Stock, $.0001 par value per share, of the Corporation, as stated in the Amended and Restated Certificate of Incorporation, shall be designated “Series B Preferred Stock,” and duly adopted a resolution providing for the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series B Preferred Stock, which resolution is as follows:

“RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, as amended, hereby authorizes the issuance of 500,000 shares of Preferred Stock, $.0001 par value, of the Corporation, which shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock”), and having the following designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions:

1. Definitions.

As used herein, the following terms shall have the following meanings:

(a) “Board” shall mean the Board of Directors of the Corporation.

(b) “Common Stock” shall mean the Corporation’s common stock, par value $.0001 per share.

(c) “Liquidation” shall mean any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(d) “Preferred Stock” shall mean the Corporation’s preferred stock, par value $.0001 per share.

(e) “Securities Act” shall mean the Securities Act of 1933, as amended.

2. Rank. The Series B Preferred Stock will rank on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock.

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3. Dividends. Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

4. Voting Rights. Shares of Series B Preferred Stock will have the same voting rights as shares of common stock with each share of Series B Preferred Stock entitled to one vote at a meeting of the shareholders of the Corporation.

5. Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of the Series B Preferred Stock will be on parity with the holders of our common stock and will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

6. Conversion Rights. The holders of shares of Series B Preferred Stock shall have the following conversion rights:

(a) Conversion Rate. Each share of the Series B Preferred Stock is convertible into one share of Common Stock.

(b) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event, shares of Series B Preferred Stock shall be impacted in the same way our shares of common stock were impacted by the Extraordinary Common Stock Event. An “Extraordinary Common Stock Event” shall mean: (i) the issuance of additional shares of Common Stock as a dividend or other distribution on the outstanding shares of Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock other than pursuant to a transaction provided for in Section 6(c) or 6(d).

(c) Capital Reorganization or Reclassification. If the shares of Common Stock issuable upon conversion of Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6(b), or a reorganization, merger, consolidation or sale of assets provided for in Section 6(d), then and in each such event, the holders of shares of Series B Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock were convertible immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

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(d) Reorganization, Merger or Consolidation. If at any time or from time to time there shall be a reorganization, reclassification or recapitalization of the capital stock (other than a subdivision, combination, reorganization, reclassification or exchange of shares provided for elsewhere in this Section 6) (a “Reorganization”), then as a part of such Reorganization, provision shall be made so that each holder of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such shares of Series B Preferred Stock, the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock into which such holder’s shares of Series B Preferred Stock were convertible immediately prior to such Reorganization would have been entitled upon consummation of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series B Preferred Stock after the Reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Value then in effect, and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(e) Exercise of Conversion Privilege. To exercise the conversion right set forth in Section 6(a), a holder of shares of Series B Preferred Stock shall surrender the certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificates representing the shares of Series B Preferred Stock being converted, shall be deemed the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver certificates to each holder of shares of Series B Preferred Stock so converted, or on its written order, such certificates as it may request, for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this Section 6, and cash as provided in Section 6(k), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person or persons in whose name or names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(g) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon any conversion of shares of Series B Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series B Preferred Stock, the Corporation shall pay to the holder of shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series B Preferred Stock so converted at any one time by any holder thereof, and not upon each share of Series B Preferred Stock so converted.

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(h) Partial Conversion. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

(i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j) No Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(k) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of any shares of Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series B Preferred Stock which are being converted.

(l) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such shares of Series B Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

7. Miscellaneous.

(a) The Corporation covenants that all shares of Common Stock which may be issued upon conversions of shares of Series B Preferred Stock will upon issuance be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(b) No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise, shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

The number of shares of Series B Preferred Stock is 10,000,000, none of which have been issued.

IN WITNESS WHEREOF, this Certificate of Designation has been signed by an authorized officer of the Corporation as of the date first written above.

By:
Name:	John D. Maatta
Title:	CEO

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